EXHIBIT 10.1

RETIREMENT AGREEMENT

This Retirement Agreement (this “Agreement”) is made and entered into on July 23, 2014, by and between William S. Simon (the “Associate”) and Wal-Mart Stores, Inc., a Delaware corporation, and its affiliates and subsidiaries (collectively “Walmart”).

RECITALS

WHEREAS, the Associate is separating from employment with Walmart; and

WHEREAS, the Associate and Walmart wish to express the understandings and agreements they have reached concerning the Associate’s separation from employment and have set forth those understandings and agreements in this Agreement;

AGREEMENT

NOW, THEREFORE, for good and sufficient consideration, the sufficiency of which the parties acknowledge, the parties agree as follows:

1.
Retirement Date. The parties acknowledge that the Associate’s employment with Walmart will terminate on August 8, 2014 (the “Retirement Date”). The Associate shall continue to receive his current annual base salary through the Retirement Date, which will be paid through Walmart’s regular payroll.

2.
Separation Benefits. Subject to compliance with the terms and conditions of this Agreement, and specifically Sections 4(b)(iv), 5, 6, 7, 8, and 9, the Associate shall receive the following separation benefits:

a)
Transition Payments. The Associate shall receive total payments of $4,500,000, less applicable withholding (the “Transition Payments”). As soon as practical after the Retirement Date, but not to exceed 45 days after the Retirement Date, the Associate will receive the first installment of the Transition Payments in a lump-sum payment in the amount of $3,000,000, less applicable withholding. Thereafter, the Associate shall receive the remaining $1,500,000 of the Transition Payments, less applicable withholding, over an eighteen (18) month period in equal bi-weekly installments beginning at the end of the regularly scheduled pay period six (6) months after the Retirement Date. Such amounts are inclusive of all amounts to which the Associate would have been entitled under the Post Termination Agreement and Covenant Not to Compete entered into as of March 30, 2010 between the Associate and Walmart (the “Non-Competition Agreement”).

b)
Unvested Equity. Walmart and the Associate acknowledge that the Associate currently has unvested restricted stock grants that have been granted to the Associate under the Wal-Mart Stores, Inc. Stock Incentive Plan of 2010 and predecessor equity compensation plans of Walmart (collectively the “Plan”), which such equity awards are subject to the award notices relating to such grants (the “Awards”). Subject to the approval of the appropriate committee of Walmart’s Board of Directors, as consideration for the releases set forth in Section 4 of this Agreement and for other good and sufficient consideration, the vesting of certain unvested restricted stock held by the Associate shall be accelerated to the Retirement Date, as set forth in Exhibit A. Such accelerated shares shall not be released to the Associate until the seven-day revocation period described in Section 4(b) has expired. All other terms of such restricted stock awards, including any deferral elections with respect to such awards, as set forth in the Plan and the Awards, shall continue in full force and effect. All other stock options, restricted stock awards, performance shares, and any other equity awards issued to the Associate under Walmart’s equity compensation plans that are not vested as of the Retirement Date shall be forfeited and cancelled as of the Retirement Date.

3.
Other Benefits. After the Retirement Date, Walmart will provide the Associate certain benefits in accordance with the terms and conditions of the Walmart plan or program pursuant to which such benefits were issued:

a)
COBRA. At the Associate’s election and at the Associate’s expense, the Associate may choose to continue the Associate’s group medical and dental coverage for up to eighteen (18) months from the Retirement Date under the Consolidated Omnibus Budget Reconciliation Act (“COBRA”).

b)
Incentive Payments. The Associate will not be eligible to earn a cash incentive payment, performance share payment, or any other performance-based payout (including the performance-based cash award with vesting contingent on the sales performance of Walmart Neighborhood Markets) for the fiscal year ending January 31, 2015 or any subsequent fiscal year.

c)
Other Payments, Rights and Benefits. The Associate is not entitled to any other payments or benefits not provided for in this Agreement, unless the payment or benefit is provided for through the Associate’s participation in an established Walmart-sponsored plan or program. The Associate shall continue to be covered by Article VI of the Amended and Restated Bylaws of Walmart (effective as of June 5, 2014), subject to the terms, provisions and conditions therein. In addition, unless otherwise provided for in the plan, the Associate’s participation in all Walmart-sponsored benefit plans or programs will end on the Retirement Date.

d)
Section 409A. Notwithstanding anything contained herein or in any Walmart-sponsored plan to the contrary, the Associate acknowledges that any and all distributions of benefits under any Walmart deferred compensation plan which is subject to Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”), shall not commence until six (6) months after the Associates incurs a “separation from service” as defined in Section 409A.

4.	Releases.

a)
Release and Waiver of Claims.  In exchange for, and in consideration of, the payments, benefits, and other commitments described above, the Associate releases Walmart from any and all claims, including any claim for damages, costs, attorneys’ fees, expenses, compensation or any other monetary recovery, whether known or unknown, arising out of or related to the Associate’s employment with Walmart or the Associate’s separation from Walmart, up to and including the date of this Agreement. Further, the Associate specifically waives and releases all claims he may have that arose during Associate’s employment with Walmart, up to and including the date of this Agreement under Title VII of the Civil Rights Act of 1964, as amended; the Civil Rights Act of 1991; the Equal Pay Act; the Americans With Disabilities Act of 1990; the Rehabilitation Act of 1973, as amended; the Age Discrimination in Employment Act (“ADEA”), as amended; Sections 1981 through 1988 of Title 42 of the United States Code, as amended; the Genetic Information Non-Discrimination Act; the Workers Adjustment and Retraining Notification Act (“WARN”), as amended; any applicable state law, comparable or related to WARN; Occupational Safety and Health Act, as amended; the Sarbanes-Oxley Act of 2002; COBRA; the Employee Retirement Income Security Act of 1974, as amended; the Uniformed Services Employment and Reemployment Rights Act of 1994; the National Labor Relations Act; the Family and Medical Leave Act; (“FMLA”); the Fair Labor Standards Act; and any and all state or local statutes, ordinances, or regulations regarding anti discrimination employment laws, as well as all claims arising under federal, state, or local law involving any tort, employment contract (express or implied), public policy, wrongful discharge, or any other claim.

b)
Release of Age Discrimination Claims.  With respect to the Associate’s release and waiver of claims under the ADEA as described in Section 4(a) above, the Associate agrees and acknowledges the following:

(i)
The Associate has reviewed this Agreement carefully and understands its terms and conditions. The Associate has been advised, and by this Agreement is again advised, to consult with an attorney of the Associate’s choice prior to entering into this Agreement.

(ii)
The Associate shall have twenty-one (21) days from receipt of this Agreement to consider and execute the Agreement. Following the execution by the Associate of this Agreement, the Associate shall have a period of seven (7) days during which to revoke the waiver and release of any claims that arise under the ADEA, which shall not have the effect of revoking the waiver and release of any other claims. In the event of a revocation of the Associate’s waiver and release of ADEA claims, the Associate shall furnish written notice thereof during the seven (7) day period immediately following execution of the Agreement to Jackie Telfair, Senior Vice President, Global Compensation.

(iii)
The Associate understands and agrees that the waiver of ADEA rights, as to claims the Associate may have that arose prior to the date of this Agreement, is knowing and voluntary, that the waiver does not include any ADEA rights which may arise after the execution of this Agreement, and that the Associate is receiving consideration hereunder to which the Associate would otherwise not be entitled in the absence of the Associate’s release of claims under the ADEA.

(iv)
No payments will be made to the Associate under this Agreement until after the Associate has executed and delivered this Agreement to Walmart, the above-mentioned seven-day revocation period has expired, and the Associate has separated from employment as set forth in Section 1 of this Agreement.

c)
Limitation of Release. Nothing in this Agreement releases claims for workers’ compensation or unemployment benefits. Nothing in this Agreement prevents Associate from pursuing administrative claims with government agencies, including engaging in or participating in an investigation or proceeding conducted by the EEOC, NLRB, or any federal, state or local agency charged with the enforcement of employment laws. Notwithstanding the foregoing, Associate agrees that he has waived his right to recover monetary damages pursuant to any future charge, complaint, or lawsuit filed by him or anyone else on his behalf against Walmart. This release and waiver of claims will not apply to rights or claims that may arise after the effective date of this Agreement. This Agreement is not intended to release and does not release or include claims that the law states cannot be waived by private agreement. Nothing in this subparagraph or in this Agreement is intended to limit or restrict any rights the Associate may have to enforce this Agreement or challenge the Agreement’s validity under the ADEA, or any other right that cannot, by express and unequivocal terms of law, be limited, waived, or extinguished by settlement. Further, nothing in this Agreement is intended to waive the Associate’s right to vested benefits under any Walmart-sponsored benefit plan or program.

d)
Agreement not to File Suits. By signing this Agreement, Associate agrees not to file a lawsuit to assert any claims released under this Section 4. Associate also agrees that if Associate breaches this provision, Associate will be liable for all costs and attorneys’ fees incurred by any person against whom claims were released under Section 4(a) resulting from such action and shall pay all expenses incurred by such person in defending any proceeding pursuant to this Section 4(d) as they are incurred by such person in advance of the final disposition of such proceedings, together with any tax liability incurred by such person in connection with the receipt of such amounts; provided, however, that the payment of such expenses incurred in advance of the final disposition of such proceeding shall be made only upon delivery to Associate of an undertaking, by or on behalf of such person, to repay all amounts so advanced to the extent the court in such proceeding affirmatively determines that Associate is the prevailing party, taking into account all claims made by any party to such proceeding.

e)
Governing Documents and Related Items. Nothing in Section 3 and this Section 4 modifies or alters any rights to: (i) the payments, accelerated equity and other benefits provided for in Sections 2 and 3 of this Agreement, subject to the terms, provisions and conditions therein; (ii) indemnification or advancement of expenses the Associate may have under Walmart’s Certificate of Incorporation, as amended, and/or its Amended and Restated Bylaws, subject to the terms, provisions and conditions of such governing documents and the Delaware General Corporation Law, respectively; and (iii) any rights the Associate may have under insurance for directors and officers of Walmart, subject to the terms, provisions and conditions of the applicable policies.

5.
Confidential Information.  The Associate agrees that he will not at any time directly or indirectly use any Confidential Information (as defined below) obtained during the course of his employment with Walmart or in the course of providing consulting services to Walmart under the Consulting Agreement (as defined below) or otherwise, except as previously authorized by Walmart in writing or in the course of providing services under the Consulting Agreement that have been specifically requested and authorized by Walmart. Additionally, the Associate shall not disclose any Confidential Information obtained during the course of his employment with Walmart or in the course of providing consulting services to Walmart under the Consulting Agreement or otherwise, unless such disclosure is (a) previously authorized by Walmart in writing, or (b) required by applicable legal proceeding. In the event that the Associate is required by applicable legal proceeding (including, without limitation, by oral questions, interrogatories, requests for information or documents, subpoena, civil investigative demand, or other legal proceeding) to disclose any Confidential Information, the Associate shall provide Walmart with prompt prior written notice of such requirement. The Associate shall also, to the extent legally permissible, provide Walmart as promptly as practicable with a description of the information that may be required to be disclosed (and, if applicable, the text of the disclosure itself) and cooperate with Walmart (at Walmart’s expense) to the extent Walmart may seek to limit such disclosure, including, if requested, by taking all reasonable steps to resist or narrow any such disclosure or to obtain a protective order or other remedy with respect thereto. If a protective order or other remedy is not obtained and disclosure is legally required, the Associate shall (a) disclose such information only to the extent required in the written opinion of the Associate’s legal counsel, and (b) give advance notice to Walmart of the information to be actually disclosed as far in advance as is reasonably possible. In any such event, the Associate and his legal counsel shall use reasonable commercial efforts to ensure that all Confidential Information that is so disclosed is accorded confidential treatment by the recipient thereof.

“Confidential Information” means information pertaining to the business of Walmart, and includes, without limitation, information regarding processes, suppliers, consultants and service providers (including the terms, conditions, or other business arrangements with suppliers, consultants and service providers), advertising, marketing, and external and internal communications plans and strategies, labor matters and strategies, government relations plans and strategies, litigation matters and strategies, Foreign Corrupt Practices Act investigatory and compliance information and strategies, tax matters and strategies, community relations and public affairs plans and strategies, charitable giving plans and strategies, sustainability plans and strategies, profit margins, seasonal plans, goals, objectives, projections, compilations, and analyses regarding Walmart’s business, salary, staffing, compensation, promotion, diversity objectives and other employment-related data, and any know-how, techniques, practices or non-public technical information regarding the business of Walmart. “Confidential Information” does not include information that is or becomes generally available to the public other than as a result of a disclosure by the Associate or any of the Associate’s representatives or information that Walmart has authorized the Associate to disclose.

As requested by Walmart, the Associate shall return to Walmart all documents, programs, software, equipment, files, statistics, and other written or electronic business materials, including any and all copies both paper and electronic, concerning Walmart.  As soon as practical after the Retirement Date, the Associate will return all Walmart-owned equipment including but not limited to computers, iPads and other tablet computers, hand-held computing devices (e.g., Treó, Goodlink, Blackberry, etc.), cell phones, iPhones, keys, ID’s, credit cards, Associate Discount Card, and spouse card, if any.

6.
Cooperation. The Associate may from time to time after the Retirement Date be called upon to testify or provide information to Walmart in connection with employment-related and other legal proceedings against Walmart.  The Associate will provide reasonable assistance to, and will cooperate with, Walmart in connection with any litigation, arbitration, or judicial or non-judicial administrative proceedings that may exist or may subsequently arise regarding events about which the Associate has knowledge.  Walmart will compensate the Associate for reasonable travel expenses and other expenses incidental to any such cooperation provided to Walmart, based upon mutually agreeable terms and conditions to be negotiated by the parties. The Associate hereby resigns from any boards of directors, boards of managers, and similar governing boards of any Walmart entities of which the Associate may be a member, resigns as Walmart’s representative on any external trade, industry or similar associations, and agrees to sign any documents acknowledging such resignations, as may be requested by Walmart.

7.	Covenant not to Compete. The Associate agrees, promises, and covenants that:

a)	For a period of two (2) years from the Retirement Date, the Associate will not directly or indirectly:

i.
own, manage, operate, finance, join, control, advise, consult, render services to, have a current or future interest in, or participate in the ownership, management, operation, financing, or control of, or be employed by or connected in any manner with, any Competing Business as defined below in Section 7.b(i) and/or any Global Retail Business as defined below in Section 7.b(ii); and/or

ii.
participate in any other activity that risks the use or disclosure of Confidential Information either overtly by the Associate or inevitably through the performance of such activity by the Associate; and/or

iii.
solicit for employment, hire or offer employment to, or otherwise aid or assist any person or entity other than Walmart in soliciting for employment, hiring, or offering employment to, any Officer, Officer Equivalent or Management Associate of Walmart, or any of its subsidiaries or affiliates.

b)    For purposes of this Agreement:

(i)
the term “Competing Business” shall include any general or specialty retail, grocery, wholesale membership club, or merchandising business, inclusive of its respective parent companies, subsidiaries and/or affiliates, that: (a) sells goods or merchandise at retail to consumers and/or businesses (whether through physical locations, via the internet or combined) or has plans to sell goods or merchandise at retail to consumers and/or businesses (whether through physical locations, via the internet or combined) within twelve (12) months following Associate’s last day of employment with Walmart in the United States; and (b) has gross annual consolidated sales volume or revenues attributable to its retail operations (whether through physical locations, via the internet or combined) equal to or in excess of U.S.D. $5 billion.

(ii)
the term “Global Retail Business” shall include any general or specialty retail, grocery, wholesale membership club, or merchandising business, inclusive of its respective parent companies, subsidiaries and/or affiliates, that: (a) in any country or countries outside of the United States in which Walmart conducts business or intends to conduct business in the twelve (12) months following Associate’s last day of employment with Walmart, sells goods or merchandise at retail to consumers and/or businesses (whether through physical locations, via the internet or combined); and (b) has gross annual consolidated sales volume or revenues attributable to its retail operations (whether through physical locations, via the internet or combined) equal to or in excess of U.S.D. $5 billion in any country pursuant to b(ii)(a) or in the aggregate equal to or in excess of U.S.D. $5 billion in any countries taken together pursuant to b(ii)(a) when no business in any one country has annual consolidated sales volume or revenues attributable to its retail operations equal to or in excess of U.S.D. $5 billion.

c)	For purposes of this Agreement, the term “Management Associate” shall mean any domestic or international associate holding the title of “manager” or above.

d)	For purposes of this Agreement, the term “Officer” shall mean any domestic Walmart associate who holds a title of Vice President or above.

e)
For purposes of this Agreement, the term “Officer Equivalent” shall mean any non-U.S. Walmart associate who Walmart views as holding a position equivalent to an officer position, such as managers and directors in international markets, irrespective of whether such managers and directors are on assignment in the U.S.

f)
Ownership of an investment of less than the greater of $25,000 or 1% of any class of equity or debt security of a Competing Business and/or a Global Retail Business will not be deemed ownership or participation in ownership of a Competing Business and/or a Global Retail Business for purposes of this Agreement.

8.
Non-disclosure and Non-disparagement. The Associate agrees, acknowledges and confirms that he has complied with and will continue to comply with the most recent Non-Disclosure and Restricted Use Agreement between the Associate and Walmart (the “Non-Disclosure Agreement”). The Associate further agrees, promises and covenants that he shall not directly or indirectly: a) discuss or disclose the existence or terms of this Agreement with anyone, except as provided below; or b) make disparaging comments regarding Walmart, its business strategies and operations, and any of Walmart’s officers, directors, associates, and shareholders. The Associate agrees and understands that the terms of this Agreement and the Consulting Agreement are CONFIDENTIAL including the existence, fact and terms of this Agreement and the Consulting Agreement, and the fact that money was paid to the Associate. The Associate warrants to have not disclosed the above to anyone prior to signing and will not disclose to anyone the existence, fact and terms of this Agreement or the Consulting Agreement, except for the Associate’s spouse, attorney, and financial advisor, all of whom shall be informed of the confidential nature of this Agreement and agree to abide by its terms.

9.
Statement of Ethics. The Associate has read and understands the provisions of Walmart’s Statement of Ethics and agrees to abide by the provisions thereof to the extent applicable to former Walmart associates. The Associate further acknowledges that the Associate has complied with the applicable Statement of Ethics during the Associate’s employment. The discovery of a failure to abide by the Statement of Ethics, whenever discovered, shall entitle Walmart to suspend and recoup any payments paid or due under this Agreement or any other agreements between the parties.

10.
Affirmation. Other than may be provided for in any class or collective action that was pending against Walmart as of the date of this Agreement, the Associate states and acknowledges that he has been paid and/or received all leave (paid or unpaid), compensation, wages, bonuses, commissions, and/or benefits to which he may be entitled and that no other leave (paid or unpaid), compensation, wages, bonuses, commissions, and/or benefits are due him, except as provided for in this Agreement. The Associate also states and confirms that he has reported to Walmart any and all work-related injuries incurred by him during his employment by Walmart. Further, Associate acknowledges that he has been properly provided any leave of absence because of the Associate’s or the Associate’s family member’s health condition and has not been subjected to any improper treatment, conduct, or actions due to a request for or taking such leave. Additionally, Associate specifically acknowledges that he has not made any request for leave pursuant to FMLA which was not granted; and, Walmart has not interfered in any way with Associate’s efforts to take leave pursuant to FMLA.

11.
Advice of Counsel. The Associate has been advised, and by this Agreement is again advised, to consider this Agreement carefully and to review it with legal counsel of the Associate’s choice.  The Associate understands the provisions of this Agreement and has been given the opportunity to seek independent legal advice before signing this Agreement.

12.
Non-Admission. The parties acknowledge that the terms and execution of this Agreement are the result of negotiation and compromise, that this Agreement is entered into in good faith, and that this Agreement shall never be considered at any time or for any purpose as an admission of liability by Walmart or that Walmart acted wrongfully with respect to the Associate, or any other person, or that the Associate has any rights or claims whatsoever against Walmart arising out of or from the Associate’s employment. Walmart specifically denies any liability to the Associate on the part of itself, its employees, its agents, and all other persons and entities released herein.

13.
Taxes. The Associate acknowledges and agrees that the Associate is responsible for paying all taxes and related penalties, and interest on the Associate’s income. Walmart will withhold taxes, including from amounts or benefits payable under this Agreement, and report them to tax authorities, as it determines it is required to do. Although the payments under this Agreement are intended to comply with the requirements of Section 409A and Walmart intends to administer this Agreement so that it will comply with Section 409A, Walmart has not warranted to the Associate that taxes and penalties will not be imposed under Section 409A or any other provision of federal, state, local, or non-United States law.

14.
Remedies for Breach. The parties shall each be entitles to pursue all legal and equitable rights and remedies to secure performance of their respective obligations and duties under this Agreement, and enforcement of one or more of these rights and remedies will not preclude the parties from pursuing any other rights or remedies. Associate acknowledges that a breach of the provisions of Sections 4 through 9 above could result in substantial and irreparable damage to Walmart’s business, and that the restrictions contained in Sections 4 through 9 are a reasonable attempt by Walmart to safeguard its rights and protect its Confidential Information. Associate expressly agrees that upon a breach or a threatened breach of the provisions of Sections 4 through 9, Walmart shall be entitled to injunctive relief to restrain such violation, and Associate hereby expressly consents to the entry of such temporary, preliminary, and/or permanent injunctive relief, as may be necessary to enjoin the violation or threatened violation of Sections 4 through 9. With respect to any breach of this Agreement by the Associate, the Associate agrees to indemnify and hold Walmart harmless from and against any and all loss, cost, damage, or expense, including, but not limited to, attorneys’ fees incurred by Walmart and to return immediately to Walmart all of the monies previously paid to the Associate by Walmart under this Agreement; provided, however, that such repayment shall not constitute a waiver by Walmart of any other remedies available under this Agreement or by law, including injunctive relief.

15.	Miscellaneous.

a)
Entire Agreement. This Agreement, along with that certain Consulting Agreement by and between Walmart and the Associate or an entity affiliated with the Associate, effective August 9, 2014 (the “Consulting Agreement”) and the Non-Disclosure Agreement, contain the entire agreement and understanding of the parties with respect to the subject matter hereof, and supercede and terminate all prior agreements between the Associate and Walmart with respect to the subject matter hereof, including the Non-Competition Agreement, without any obligations from each party thereto to the other. The parties agree that no prior statements by either party will be binding unless contained in this Agreement, the Consulting Agreement or the Non-Disclosure Agreement or incorporated by reference into this Agreement, the Consulting Agreement or the Non-Disclosure Agreement. In addition, to be binding on the parties, any handwritten changes to this Agreement must be initialed and dated by the Associate and the authorized representative of Walmart whose signature appears below. Any other modifications or amendments must be in a separate written agreement executed and delivered by each of the parties hereto.

b)	Conflict with Exhibits. If the terms and provisions of this Agreement conflict with the terms and provisions of any exhibit to this Agreement, the terms and provisions of this Agreement will govern.

c)
Severability. If any portion or provision of this Agreement is found to be unenforceable or invalid, the parties agree that the remaining portions will remain in full force and effect.  The parties will negotiate in good faith to give such unenforceable or invalid provisions the effect the parties intended.

d)	Section Titles. Section titles are informational only and are not to be considered in construing this Agreement.

e)
Successors and Assigns. The parties acknowledge that this Agreement will be binding on their respective successors, assigns, and heirs and may not be assigned either party without the prior written consent of the other party.

f)
Governing Law and Dispute Resolution. This Agreement, shall be governed by, and construed in accordance with, the laws of the State of Delaware, without regard to Delaware law concerning the conflicts of law. The Parties further agree that any action relating to the interpretation, validity, or enforcement of this Agreement shall be brought in the of the courts of the State of Delaware, County of New Castle, or in the United States District Court of Delaware, and the parties hereby expressly consent to the jurisdiction of such of such courts and agree that venue is proper in those courts. The parties do hereby irrevocably: (a) submit themselves to the personal jurisdiction of such courts; (b) agree to service of such courts’ process upon them with respect to any such proceeding; (c) waive any objection to venue laid therein; and (d) consent to service of process by registered mail, return receipt requested. Associate further agrees that in any claim or action involving the execution, interpretation, validity, or enforcement of this Agreement, Associate will seek satisfaction exclusively from the assets of Walmart and will hold harmless all of Walmart’s individual directors, officers, employees, and representatives.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date first above written.

WILLIAM S. SIMON	WAL-MART STORES, INC.

/s/ William S. Simon	By:	/s/ Jackie Telfair
	Name:	Jackie Telfair
	Title:	Senior Vice President - Global Compensation

Exhibit A

Restricted Stock to be Accelerated:

Grant Date	Number of Shares to be Accelerated	Original Vesting Date
March 30, 2010	12,685	March 30, 2015
January 30, 2012	22,287	January 30, 2015
January 28, 2013	12,851	January 28, 2016
January 24, 2014	8,964	January 31, 2016